Exhibit 10.31

Assignment State Land Use Right Contract

Date:	June 30, 2007

Assignor:	Jinjiang City Bureau of State Land and Recourse

Land Use Right Holder:	Guanwei

Term:	June 29, 2007 to June 28, 2057

Official reference number:	Jin Di He [2007] Xie Zi No. 531

Location:	Houlin Community, Luoshan Street, Jinjiang City, Fujian Province

Size:	28,688 square meter

Consideration:	RMB5,546,825 yuan in total, excluding city construction cost and title deed tax.

Use of land:	Industrial

Covenants of Assignor:
Assignor shall not terminate the land use right during the term of the Contract, unless (i) there is a compelling public interests; and (ii) through due process. Upon termination, Assignor shall indemnify Guanwei a fair value for the remaining term of the agreement and the constructions and facilities on the property.

If Guanwei applies to renew the land use right one year before the expiration date of the agreement, Assignor shall consent unless for reasons of compelling public interests.

Covenants of Land Use Right Holder:
The Use of the land other than for industrial purpose shall be subject to consent of Assignor. Guanwei has the right to assign, lease and mortgage the property entirely or partially to a third party upon receiving a Land Use Right Certificate and satisfaction of the following conditions: (i) Guanwei has developed at least 25% of the property; and (ii) the land has been developed as suitable for industrial use.

Assignor is entitled to terminate the land use right without any indemnification to Guanwei if there is no construction on the property within two year from December 31, 2008.

Dispute resolution:	Disputes should be submitted to competent People’s Court.

Governing law:	Laws of the People’s Republic of China.